Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

MUTUAL CAPITAL HOLDINGS, INC.,

MUTUAL CAPITAL MERGER SUB, INC.

and

ICC HOLDINGS, INC.

dated as of

June 8, 2024

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 8, 2024, by and among Mutual Capital Holdings Inc., a Pennsylvania corporation (“Parent”), Mutual Capital Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ICC Holdings, Inc., a Pennsylvania corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and in the case of the Company and Merger Sub deem it advisable, fair to and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company’s Common Stock, par value $0.01 per share (such issued and outstanding shares of the Company’s Common Stock, collectively, the “Shares”), including, without limitation, Shares owned by Parent or its direct or indirect wholly owned Subsidiaries immediately before the Effective Time (the “Parent Owned Shares”), but excluding any shares of Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement, the directors and certain executive officers of the Company, in their capacity as shareholders, representing in the aggregate approximately 25% of the Shares, have simultaneously herewith entered into voting agreements (collectively, the “Voting Agreements”) pursuant to which, among other things, such shareholders have agreed to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the Merger, substantially in the forms attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Laws of the Commonwealth of Pennsylvania (“Pennsylvania Law”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. Central Time on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition) set forth in Article VII (the “Closing Date”), at the offices of Stevens & Lee, P.C., 620 Freedom Business Center Drive, Suite 200, King of Prussia, Pennsylvania, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.3. Effective Time. The parties to this Agreement shall cause the Merger to be consummated by filing a statement of merger (the “Statement of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Pennsylvania Department of State, in such form as required by, and executed in accordance with, the relevant provisions of Pennsylvania Law. The Merger shall become effective as of the date and time of the filing of the Statement of Merger with the Pennsylvania Department of State, or such later time as is specified in the Statement of Merger and as is agreed to by Parent and the Company in writing (the “Effective Time”).

Section 1.4. Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of Pennsylvania Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the articles of incorporation and bylaws of Merger Sub, and as so amended shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.7 hereof).

Section 1.6. Directors and Officers of the Surviving Corporation. Following the Effective Time, the directors and officers of the Surviving Corporation will be as set forth in Section 6.12 of this Agreement, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.7. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either or both of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)) will be cancelled and extinguished and be converted into the right to receive $23.50 in cash, payable to the holder of such Share, without interest (the “Merger Consideration”), upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.

(b) Each share of Common Stock held in the treasury of the Company will be cancelled and extinguished, and no payment or other consideration will be made with respect to such treasury shares.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2. Payment; Surrender of Shares; Stock Transfer Books.

(a) Before the Effective Time, Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). At least one (1) Business Days prior to the Closing Date, Parent or Merger Sub shall deposit, or cause to be deposited, into one or more escrow accounts with the Paying Agent (such escrow accounts, collectively referred to as the “Escrow Account”) an amount equal to the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a). At the Closing, upon delivery of the Closing Confirmation, Parent shall cause the Paying Agent to transfer the funds held in the Escrow Account to a separate account of the Paying Agent established by the Company for the benefit of the ICCH shareholders (the “Payment Fund”). If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than three (3) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares will pass, only upon delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for surrendering Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration, multiplied by the number of Shares represented by such Certificates or Book-Entry Shares. Until so surrendered, Certificates or Book-Entry Shares (other than shares of Common Stock held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates or Book-Entry Shares. The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and Book-Entry Shares.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable.

(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing shares of Common Stock held in the treasury of the Company) are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents, in its possession relating to the transactions contemplated by this Agreement (the “Transactions”), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

(f) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of U.S. state or local Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld or deducted and (to the extent required by applicable Laws) paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

Section 2.3. Treatment of Stock Plan.

(a) At the Effective Time, each notional Share represented by restricted stock units granted under the Company Stock Plan (each, a “Company Restricted Stock Unit”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the recipient thereof, vest in full (to the extent the corresponding Company Restricted Stock has not already vested prior to the Effective Time) and be canceled and converted into the right to receive from the Surviving Corporation a lump-sum amount in cash equal to the Merger Consideration which shall be paid to the recipient of such Company Restricted Unit in a cash lump-sum, less any required payroll and withholding Taxes, in accordance with Section 2.3(c) below.

(b) Prior to the Effective Time, the Company Board or the applicable committee thereof will adopt appropriate resolutions and take such other actions as are reasonably necessary or appropriate to provide that (i) the Company Stock Plan and all awards issued thereunder will terminate as of the Effective Time, (ii) the provisions in any other compensatory plan, program, arrangement or agreement providing for the issuance or grant of any other interest to employees or other service providers of the Company or its Subsidiaries in respect of the equity of the Company shall be of no further force or effect and shall terminate as of the Effective Time, and (iii) the awards issued under the Company Stock Plan will be treated as set forth in this Section 2.3.

(c) To the extent that any amounts payable pursuant to this Section 2.3 constitute wages for any payroll or withholding Tax purposes to be paid to a current or former employee of the Company or any of its Subsidiaries, such amounts (1) shall be paid by the Company or such applicable Subsidiary to the current or former employee upon the later of (x) the next regular payroll following the Closing Date and (y) by the date that is fifteen (15) calendar days after the Effective Time, and (2) will be paid net of any applicable payroll or withholding Taxes. Any amounts payable pursuant to this Section 2.3 that are not subject to the foregoing provisions of this Section 2.3(c) shall be payable, less all appliable Taxes required to be deducted or withheld, to the applicable Person within fifteen (15) calendar days after the Effective Time.

Section 2.4. Adjustments. If, during the period between the date hereof and the Effective Time, any change in the Shares shall occur, by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted so that the aggregate amount payable with respect to all Shares shall not be changed.

Section 2.5. Lost Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificates, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificates, the Merger Consideration to be paid in respect of the Shares represented by such Certificates, as contemplated by this Article II.

Section 2.6. Dissenting Shares. The holders of Shares are not entitled to dissenters rights in accordance with Section 1571(b)(1)(i) of the Pennsylvania Business Corporation Law of 1988.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions with respect to particular representations and warranties disclosed in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of Article III of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection), and except as set forth in the Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement (excluding any disclosures set forth under the heading “Risk Factors”, any disclosures included in any “forward-looking statements” or any similar statements in any such filings that are cautionary, predictive or forward-looking in nature, and provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification or modification to the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4 or Section 3.23), as follows:

Section 3.1. Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries listed in Section 3.4(b) of the Company Disclosure Letter.

Section 3.2. Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Shares to approve this Agreement (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Transactions, (iii) directed that the approval of this Agreement be submitted to a vote at a meeting of the Company’s shareholders, (iv) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they approve this Agreement (such recommendation, the “Company Recommendation”).

(d) The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Articles of Incorporation”) and the Company’s Amended and Restated Bylaws, each in the form most recently filed in the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.3. Consents and Approvals; No Violations.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Statement of Merger with the Pennsylvania Department of State pursuant to Pennsylvania Law, (iii) the Shareholder Approval and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act, (C) the rules and regulations of The NASDAQ Stock Market LLC (“Nasdaq”), and (D) the Required Insurance Approvals, no consents or approvals of, or filings, declarations or registrations with, any national, supranational, federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company’s Articles of Incorporation or its Amended and Restated Bylaws or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3(a) are duly obtained, (x) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or lease to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.4. Capitalization.

(a) The authorized capital stock of the Company consists of 125,000,000 shares of capital stock, consisting of (a) 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (b) 10,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”). As of May 29, 2024, (i) no shares of Preferred Stock are issued and outstanding, (ii) 3,142,973 Shares of Common Stock are issued and outstanding, and (iii) 361,489 shares of Common Stock are reserved for issuance under the Company Stock Plan in respect of outstanding and future awards, of which there are 34,865 shares of Common Stock underlying the Company Restricted Stock Units. All of the outstanding Shares of Common Stock are duly authorized, validly issued, fully paid and non‑assessable. Except as set forth in this Section 3.4(a) and in Section 3.4(b) of the Company Disclosure Letter, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) existing securities, options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements, commitments, derivative contracts, forward sale contracts or undertakings of any character, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to (1) issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, (2) issue, grant, extend or enter into any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract, or undertaking, or (3) make any payment based on or resulting from the value or price of the Shares or of any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract or undertaking, (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or of any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity or (iv) issued or outstanding units, performance share awards, rights to receive shares of Common Stock or capital stock of any Subsidiary of the Company on a deferred basis, or rights to purchase or receive Common Stock or capital stock of any Subsidiary of the Company or other equity interest or voting securities issued or granted by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any such Subsidiary (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns or has any right to acquire any Shares.

(b) Except as set forth on Section 3.4(b)(i) of the Company Disclosure Letter, (i) all of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially and of record by the Company or a wholly owned Subsidiary of the Company, and (ii) all such shares and Rights have been duly authorized, validly issued and are fully paid and nonassessable and are owned by either the Company or a wholly owned Subsidiary of the Company free and clear of any Encumbrances. Section 3.4(b)(ii) of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and its jurisdiction of organization.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of (i) the Company or (ii) any of its Subsidiaries.

Section 3.5. SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC, and has made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2021, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Company SEC Documents”). As of its respective date (and if amended, as of the date of the last such amendment), each Company SEC Document, including any financial statements, schedules and exhibits included therein or attached thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, without limitation of the foregoing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2021, has been, required to file, or has voluntarily filed, any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (the “Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements. If at any time from the date hereof and until the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company.

(b) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K of the SEC)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(d) No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S‑K promulgated by the SEC that have not been disclosed in the Company SEC Documents. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure.

Section 3.6. Absence of Certain Changes. Since December 31, 2023, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice (except for prior modifications, suspensions or alterations of operations resulting from, or determined by the Company in good faith to be advisable and reasonably necessary in response to, COVID‑19 and COVID‑19 Measures) and (b) there has not been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Letter, since December 31, 2023, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of Section 5.1 hereof, had the covenants therein applied since December 31, 2023.

Section 3.7. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required, to be reflected or reserved against in the consolidated financial statements of the Company prepared in accordance with GAAP, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in connection with the Transactions, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2023, and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8. Compliance with Laws and Court Orders.

(a) The Company and each of its Subsidiaries is, and since January 1, 2021 has been, in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, including all insurance and reinsurance licenses required by any Governmental Entity (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) (i) Neither the Company and its Subsidiaries, nor any of its or their Affiliates, directors or officers is listed on the Specially Designated Nationals and Blocked Persons list or other similar lists maintained by the Office of Foreign Assets Control, by the United States Department of the Treasury or pursuant to executive orders, (ii) neither the Company and its Subsidiaries, nor any of its or their Affiliates (which, for the avoidance of doubt, shall exclude Joseph Stillwell in his capacity as a shareholder of the Company), directors or officers, or to the Knowledge of the Company, any of its employees, agents or other Persons acting on the Company’s or any Company Subsidiary’s behalf (A) has taken, or caused to be taken, directly or indirectly, any action that would or could cause the Company or any of its Subsidiaries to be in violation of any Anti-Corruption Law, or (B) has corruptly made, promised, offered or authorized, or has caused or authorized any other Person corruptly to make, promise or offer, any payment or transfer of anything of value, directly or indirectly, to any official, employee or agent of any Governmental Entity for the purpose of (1) influencing such Person to take any action or decision or to omit to take any action, in such Person’s official capacity, (2) inducing such Person to use his or her influence with a Governmental Entity to affect any act or decision of a Governmental Entity, or (3) securing any improper advantage, and (iii) each of the Company and each of the Company’s Affiliates complies in all material respects with and implements internal compliance policies with respect to applicable Anti-Corruption Laws. As used in this Section 3.8(b), the term “Anti-Corruption Laws” means each Law, regulation, treaty or convention relating to anti‑money laundering, anti‑terrorism financing, anti‑bribery, anti‑corruption or similar matters, including the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.9. Material Contracts.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor the Insurance Subsidiary is a party to or bound by any: (i) contract (other than this Agreement or a Company Plan) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S‑K of the SEC; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $1 million; (iii) written contract (other than this Agreement) for the sale of any of its assets after the date hereof for consideration in excess of $1 million, other than sales in the ordinary course of business; (iv) collective bargaining agreement; (v) written contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or the Insurance Subsidiary would be required to purchase or sell, as applicable, any equity interests of any Person, other than (in the case of minority investments of the Company or the Insurance Subsidiary) rights that would result in a purchase or sale of less than $1 million individually or in the aggregate; (vi) contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or the Insurance Subsidiary; (vii) settlement agreement or similar agreement or Order to which the Company or the Insurance Subsidiary is a party involving future performance by the Company or the Insurance Subsidiary; (viii) reinsurance or coinsurance treaty or agreement with an annual premium in excess of $5 million; or (ix) lease agreement for Leased Real Property with annual rent in excess of $1 million. Each such contract described in clauses (i)-(ix) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor the Insurance Subsidiary is (and to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and the Insurance Subsidiary, and to the Knowledge of the Company, of the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (iii) the Company and the Insurance Subsidiary have performed all respective material obligations required to be performed by them to date under the Material Contracts, and, to the Knowledge of the Company, no circumstance exists which (with or without the lapse of time or the giving of notice, or both) would cause them to be in breach thereunder and (iv) neither the Company nor the Insurance Subsidiary has received any written notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract.

Section 3.10. Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11. Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company in such capacity, except for Actions (a) with respect to claims as to which there is a reasonable expectation such claims will be settled within policy limits in the ordinary course of business of the Company, or (b) which, if determined adversely, would(i) , individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, or (ii) prevent, materially delay or materially impair the consummation by the Company of the Transactions. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order, which would, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation by the Company of the Transactions.

Section 3.12. Employee Compensation and Benefit Plans; ERISA.

(a) As used herein, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation, life, health, welfare, cafeteria, perquisites, or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), in each case other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA (“Multiemployer Plan”), under which (i) any current or former employee, officer or director, or any natural person who is a contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries has any present or future material liability. Section 3.12(a) of the Company Disclosure Letter lists (a) all documents setting forth the material written terms of each such Company Plan (or a written summary of all material terms of any such unwritten Company Plan); (b) the most recent summary plan description for each such Company Plan for which such a summary plan description is required, together with all subsequent summaries of material modifications; (c) the most recent annual report on Form 5500 with respect to such Company Plan; (d) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Company Plan; (e) the most recent discrimination test results with respect to such Company Plan; (f) the most recent actuarial report with respect to such Company Plan; and (g) each written Contract relating to the funding, investment, or administration of any such Company Plan including each trust agreement, insurance policy, annuity contract, and services agreement. The Company has previously provided copies of such documents to Parent.

(b) Each Company Plan is in compliance in all material respects with all applicable Laws, including, as applicable, ERISA and the Code, including by being funded to the extent required by applicable Law, and has been operated in accordance, and is in compliance, with its terms. With respect to each Company Plan, adequate provision has been made therefor on the accounting statements of the applicable Company or Subsidiary of the Company.

(c) Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter to that effect from the IRS and the Company is not aware of any event occurring since the date of such determination that would reasonably be expected to adversely affect such determination. The Company does not maintain any Company Plan that is primarily for the benefit of Covered Employees based outside of the United States.

(d) No condition exists that is reasonably likely to subject the Company or any of its ERISA Affiliates to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980B, or 4980H of the Code or other liability with respect to the Company Plans.

(e) No Actions are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than routine claims for benefits and appeals of such claims).

(f) There is no (A) to the Knowledge of the Company, unfair labor practice pending or threatened against or affecting the Company or any of its Subsidiaries, (B) labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or (C) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries.

(g) None of the members of the ERISA Group is a party to (nor has it ever been a party to) any Multiemployer Plan. “ERISA Affiliates” means all employers, trades or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code. “ERISA Group” means the Company and its ERISA Affiliates.

(h) No member of the ERISA Group currently has (nor has ever had) any Liability (including any contingent liability under Section 4204 of ERISA) with respect (i) any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code. No Company Plan is a multiple employer welfare arrangement as defined under Section 3(40) of ERISA or a multiple employer plan as described in Code Section 413(c).

(i) Except as set forth in Section 3.12(c) of the Company Disclosure Letter or as expressly provided by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to any material severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of any compensation due any such current or former employee, director or officer, or (iii) result in any payment or benefit to any “disqualified individual” (within the meaning of Code Section 280G) that could be reasonably expected to, individually or in combination with any other payment or compensation amount, constitute an “excess parachute payment” (within the meaning of Cod section 280G).

(j) With respect to the Company ESOP, and without limiting the other provisions of this Section 3.12: (i) all “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the Company ESOP have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA; (ii) the terms, provisions, use of the proceeds and repayment of any loan to the Company ESOP (an “ESOP Loan”) satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder or Prohibited Transaction Exemption 80‑26; (iii) no event of default has occurred or presently exists with respect to any ESOP Loan; (iv) the Company has the right under any ESOP Loan document to prepay at any time the principal amount of the applicable notes without penalty and subject only to payment of accrued interest through the date of prepayment; (v) all such loans will be fully repaid at or prior to Closing and there will be upon the Closing no outstanding amounts due by the Company ESOP with respect to any ESOP Loan; (vi) neither the Company ESOP nor any fiduciary of the Company ESOP has at any time engaged in any non‑exempt prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the Company ESOP; (vii) the Company ESOP has at all times been maintained in form and in operation in compliance in all material respects with Section 401(a) of the Code and Section 4975 of the Code; and (viii) to the Knowledge of the Company, any transaction to which the Company ESOP was at any time a party involving the purchase, sale or exchange of any employer security complied in all respects with the applicable requirements of ERISA and the Code.

(k) All contributions to the Company Plans which are required to have been made by the Company or its Subsidiaries and all payments from the Company Plans with respect to any period ending before the Closing Date have been timely made in all material respects. The Company and its Subsidiaries have properly accrued liabilities for contributions and benefits due under the Company Plans in the Financial Statements as of December 31, 2023, and there are no other accrued liabilities in respect of the Company Plans save and except for liabilities relating to the Company Plans arising after December 31, 2023 in the ordinary course of business consistent with past practices.

(l) No Company Plan provides health or welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or its Subsidiaries beyond their retirement or other termination of service (other than coverage mandated by applicable Laws for which the participant bears the full cost of premiums), and none of the Company, any of its Subsidiaries, nor any ERISA Affiliate has any binding obligation to provide any employees with any such benefits upon their retirement or termination of employment.

(m) Each Company Plan (and any other program, or arrangement) that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Section 3.12(m) of the Company Disclosure Schedule. Each plan, program, or arrangement (if any) identified on Section 3.12(m) of the Company Disclosure Schedule has at all times been documented, operated, and maintained in material compliance with the requirements of Section 409A of the Code.

Section 3.13. Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property and a valid leasehold interest in all Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances. Except as set forth on Section 3.13(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property. Except as set forth on Section 3.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any Owned Real Property or Leased Real Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Real Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Section 3.13(c) of the Company Disclosure Letter lists, as of the date hereof, (i) the street address of each parcel of Owned Real Property and Leased Real Property; (ii) for each Leased Real Property, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to the Owned Real Property, the Company has delivered or made available to Parent and Merger Sub true, complete and correct copies of the deeds and other instruments (as recorded), all title insurance policies, opinions, abstracts and surveys, in each case to the extent in the Company’s or its Subsidiaries’ possession. With respect to the Leased Real Property, the Company has delivered or made available to Parent and Merger Sub true, complete and correct copies of all leases related to the Leased Real Property (the “Real Property Leases”) (together with all amendments, guaranties and other material correspondence related thereto). None of the Real Property Leases have been modified in any material respect other than as reflected in the documents made available to Parent and Merger Sub, and the Real Property Leases will be in full force and effect immediately following the Effective Time. The use and occupancy by the Company or its Subsidiaries, as applicable, of the Leased Real Property pursuant to the Real Property Leases are not in breach, violation or non-compliance of or with any applicable Law in any material respect, there are no oral agreements or written forbearance programs in effect as to the Real Property Leases and, to the Knowledge of the Company, no event has occurred, which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder, and the Company has not received any written notice of termination or change to, or received a written proposal with respect thereto, any Real Property Lease as a result of the Transactions contemplated by this Agreement or otherwise.

(d) There are no Actions pending or, to the Knowledge of the Company, threatened, against or affecting the Owned Real Property or Leased Real Property or any portion thereof or interest therein in the nature of condemnation or eminent domain proceedings. There has been no material destruction, damage or casualty with respect to any of the Owned Real Property or Leased Real Property that has not been fully repaired or restored.

(e) The use and operation of the Owned Real Property and the Leased Real Property in the operation of the business of the Company as currently conducted do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement, and the Company has not received written notice of any such violations with respect to the Owned Real Property or the Leased Real Property.

Section 3.14. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries (A) owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights that are required to operate the Company’s business as presently conducted, and (B) has in the ordinary course of business taken such steps as necessary to maintain and enforce the Intellectual Property Rights owned by Company or such Subsidiary, including by completing such filings and making such payments as may be required to maintain pending applications and issued registrations for any such Intellectual Property Rights; and (ii) (x) there is no pending, and the Company has not since January 1, 2020 received any written notice of any actual or, to the Knowledge of the Company, threatened, Action alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries except for any of the foregoing that have since been fully and finally resolved, (y) to the Knowledge of the Company, the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

Section 3.15. Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries comply and have in the past five years complied with all applicable Environmental Laws, and possess and comply, and have possessed and complied, with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as operated during such period; (ii) none of the Company or any of its Subsidiaries has received any written notification alleging that it is liable, or written request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person without the payment of a settlement and without any ongoing obligations for monitoring, remediation, or other actions; (iii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, previously owned or occupied by the Company or any of its Subsidiaries under circumstances that have resulted in or are reasonably likely to result in liability of the Company or any of its Subsidiaries under any Environmental Laws; and (iv) none of the Company or any of its Subsidiaries has received any written notice regarding any actual or alleged violation of any Environmental Laws or Environmental Permits, including a notice of violation, a notice of non‑compliance, or notice of requirements. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.16. Taxes. Except as set forth on Section 3.16 of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid all Taxes shown on such Tax Returns as due and owing and all other Taxes required to be paid by it or, where payment is not yet originally due or claimed to be due, the Company has made separate and an adequate provision for such Taxes on the face of the Financial Statements in accordance with GAAP. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company’s most recent Financial Statements outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) No audit or other proceeding with respect to any Taxes due or claimed to be due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed or proposed deficiency resulting from any audit, examination or other proceeding (whether judicial or administrative) relating to Taxes by any Governmental Entity has been timely paid and there is no assessed or proposed deficiency, refund litigation, proposed adjustment or matter in controversy proposed in writing by any Governmental Entity with respect to any Taxes due (or claimed to be due) and owing (or claimed to be owing) by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return or agreed to any extension of time with respect to a Tax assessment, payment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any liability under any Tax allocation, indemnity, sharing or similar agreement, or has any contractual obligation to indemnify or reimburse any other Person with respect to Taxes (excluding (i) customary and commercially reasonable Tax indemnification provisions in (written) commercial contracts entered into in the ordinary course of the Company’s business and not primarily relating to Taxes and (ii) such agreements solely among two or more of the Company and its Subsidiaries). Section 3.16(d)(ii) of the Company Disclosure Letter lists each agreement described in clause (d)(ii) above.

(e) The Company and each of its Subsidiaries has timely withheld and remitted all Taxes required to have been withheld and remitted under applicable Law, including without limitation, in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(f) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(g) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of any consolidated, combined, unitary or affiliated group for Tax Return purposes, other than a group the common parent of which is the Company or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by operation of Law or otherwise (other than pursuant to customary and commercially reasonable Tax indemnification provisions in (written) commercial contracts entered into in the ordinary course of the Company’s business and not primarily relating to Taxes and contracts disclosed on Section 3.16(d)(ii) of the Company Disclosure Letter).

(h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) in the two years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries has received any written claim in current year or any of the past three years from a Governmental Entity in a jurisdiction in which the Company or a Subsidiary of the Company does not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction. Other than as expressly set forth in Section 3.16(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any taxable presence in or payment obligation to any jurisdiction other than a jurisdiction within such Person’s country of formation or organization.

(j) Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011‑4(b) (or any similar provision of state, local or foreign Law).

(k) Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, closing agreement, technical advice memorandum, or similar ruling, agreement or memorandum with any taxing authority with respect to any Taxes. Other than as expressly set forth in Section 3.16(k) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted or otherwise provided any Person any power of attorney that is currently in force or effect with respect to any Tax-related matter.

(l) The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for, or otherwise pay any amount of deferred Taxes in, any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method, incorrect or impermissible use of a method of accounting or otherwise; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred revenue or prepaid amount received on or prior to the Closing Date; (v) election under Section 965(h) of the Code; (vi) any “Subpart F” amounts or inclusions, Code Section 956 amounts or inclusions or “GILTI” or Code Section 951A amounts or inclusions, in each case, relating to or derived from any investments, transactions or earnings or profits attributable to or accruing in taxable period or portion thereof ending on or prior to the Closing Date; (vii) any adjustment in methodology of computing reserves under Section 807 of the Code or discounting unpaid losses under Section 846 of the Code; (viii) action to elect or avail itself of any provision of the CARES Act relating to Taxes or (ix) any “excess loss account” or deferred intercompany gain or loss existing on or prior to the Closing Date.

(m) (i) The Company and each of its Subsidiaries, as applicable, has complied with all applicable requirements under the Code with respect to Insurance Contracts issued or entered into by the Company and/or such Subsidiary, including reporting, withholding and disclosure requirements, and has reported all distributions and payments under such Insurance Contracts in accordance with Tax Laws (including the Code) relevant to such Insurance Contracts, (ii) the Tax treatment of each Insurance Contract is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in written materials provided by the issuer of such Insurance Contract, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract) or for which such Insurance Contract would reasonably have been expected to qualify at the time of issuance (or subsequent modification) and (iii) neither the Company nor any of its Subsidiaries has requested relief from the IRS concerning the qualification of any Insurance Contract issued by the Company and/or such Subsidiary under, or in compliance with, the Code and the Treasury Regulations promulgated thereunder. At no time within the past six (6) years has any taxing authority (including the IRS) examined, challenged or questioned any Tax treatment by the Company or any of its Subsidiaries of any Insurance Contract. The Company and its Subsidiaries have maintained the information necessary to determine each Insurance Contract’s qualification for applicable Tax treatment and to facilitate compliance with Tax reporting, withholding and disclosure applicable to each of the Insurance Contracts. For purposes of this Section 3.16(m), references to “Tax treatment” include, but are not limited to, specific Laws applicable to the Insurance Contracts to qualify for applicable Tax treatment(s) (including monitoring the Insurance Contracts for qualification for such Tax treatment), including Sections 72, 101, 401 through 409A, 412, 415, 457, 817, 7702, 7702A and 7702B of the Code (including related Treasury regulations and administrative guidance) and any similar provision of state, local or non-U.S. Laws, and all related Tax reporting, withholding and disclosures.

(n) Neither the Company nor any of its Subsidiaries has any outstanding claim or request for (including a request for refund or tax credit relating to or as a result of) any “employee retention credit” or similar Tax refund, credit or benefit amount, and not such credits or refunds previously provided or any other credit, refund, grant, holiday or abatement with respect to Taxes are or could be subject to clawback, repayment or recapture as a result of the transactions contemplated by this Agreement or the failure by the Company or any of its Subsidiaries to satisfy one or more requirements on which the credit, refund, grant, holiday or abatement is or was conditioned.

(o) Section 3.16(o) of the Company Disclosure Letter sets forth the following: (i) each election or filing made for each of the last five (5) taxable periods in respect of the Company’s or any of its Subsidiary’s classification for U.S. income tax purposes (including any IRS Form 8832 filing), (ii) with respect to any Subsidiary of the Company formed in a jurisdiction other than a jurisdiction within the United States, such Person’s U.S. income tax classification for each of the last three (3) taxable periods and the current taxable period and (iii) each Person classified (which tax classification is identified on such Company Disclosure Letter) as a “partnership” for any U.S. tax purposes, a “controlled foreign corporation” (within the meaning of Code Section 957) or a “passive foreign investment company” (within the meaning of Code Section 1297), in each case, in which the Company or any of its Subsidiaries currently owns (or has owed within any of the past three (3) years) any interest or equity, other than investment securities held in the Company’s investment portfolio.

Section 3.17. Opinion of Financial Advisor. The Company Board has received the opinion of Feldman Financial Advisors, Inc. (the “Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, and qualifications set forth in such opinion, the Merger Consideration to be received by the holders of Shares other than Parent and its Subsidiaries in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of Shares. A copy of such opinion has been provided to Parent, solely for informational purposes.

Section 3.18. Statutory Statements.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, the Company and the Insurance Subsidiary have filed or submitted all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Statutory Statements”), and Company has made available to purchaser prior to the Effective Time copies of the Statutory Statements.

(b) The financial statements included in such Statutory Statements were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the Company or the Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (or shareholders’ equity, as applicable) of the Company or the Insurance Subsidiary for the respective periods then ended. Such Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Statutory Statements.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, all deficiencies or violations noted in any examination reports of any Insurance Regulators received by the Company on or after January 1, 2021 have been cured or resolved to the satisfaction of the applicable Insurance Regulator. Without limiting the generality of the foregoing, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, threatened against the Company or the Insurance Subsidiary by any insurance guaranty associations or similar organizations in connection with such association’s or other organization’s insurance guaranty fund, other than unpaid claims or assessments (i) disclosed, provided for, reflected in, reserved against or otherwise described in the Statutory Statements or (ii) as would not have, individually or in the aggregate, a Material Adverse Effect.

(d) Since January 1, 2021, no material fine or penalty has been imposed on the Company or the Insurance Subsidiary by any Insurance Regulator.

Section 3.19. Insurance Regulators.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there is no written agreement, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on the Company or the Insurance Subsidiary, (ii) there is no Order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on the Company or the Insurance Subsidiary, and (iii) neither the Company nor the Insurance Subsidiary has adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (i), (ii) or (iii), that (A) limits the ability of the Company or the Insurance Subsidiary to issue or enter into Insurance Contracts or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (B) requires the divestiture of any investment, (C) limits the ability of the Company or the Insurance Subsidiary to pay dividends or (D) requires any investment to be treated as a “nonadmitted asset” (or the local equivalent), and, in each such case, to the Knowledge of the Company, no such undertaking, Order or directive is threatened and there are no facts or circumstances which may reasonably be expected to give rise thereto.

(b) Except for regular periodic assessments in the ordinary course of business consistent with past practice or assessments based on developments which are publicly known within the insurance industry, to the Knowledge of the Company, no claim or assessment is pending or threatened against the Company or the Insurance Subsidiary that is peculiar or unique to the Company or the Insurance Subsidiary by any state insurance guaranty associations in connection with such association’s fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company and Insurance Subsidiary has not received, at any time since January 1, 2021, any written notice or, to the Knowledge of Company or Insurance Subsidiary, oral communication from any Insurance Regulator regarding (x) any actual or alleged violation of, or failure on the part of the Company or Insurance Subsidiary to comply in any material respect with, any term or requirement of any insurance license or (y) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any insurance license.

Section 3.20. Insurance Generally.

(a) All policy and contract forms used by the Company and the Insurance Subsidiary for Insurance Contracts, and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto, have, to the extent required by applicable Law, been approved by all applicable Governmental Entities or filed with such Governmental Entities, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and the Insurance Subsidiary have marketed, sold and issued their Insurance Contracts in compliance with applicable Law, including (i) all applicable requirements and prohibitions relating to suitability of sales and replacement of policies and annuity products, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (iii) all applicable requirements relating to insurance product projections and illustrations and (iv) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products and guaranteed investment contracts. As to premium rates established by the Company or the Insurance Subsidiary that are required to be filed with or approved by any Insurance Regulator, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with all applicable Insurance Laws.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and the Insurance Subsidiary have appropriately taken credit in their Statutory Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance contract to which it is a party, (ii) none of the Company or the Insurance Subsidiary or, to the Knowledge of the Company, any reinsurer under any reinsurance contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, (iii) no written notice of intended cancellation has been received by the Company or the Insurance Subsidiary from any such reinsurer, and there are no disputes under any reinsurance contract and (iv) all reinsurance premiums due under the reinsurance contracts have been paid in full or were adequately accrued or reserved for by the Company and the Insurance Subsidiary.

(d) The Insurance Subsidiary and Company is duly licensed to conduct such business, as applicable, in each jurisdiction where the conduct of the business requires such licensing, and is in compliance in all material respects with all laws requiring such licensing and is not subject to any material liability by reason of the failure to be so licensed. All such licenses are valid and in full force and effect and with each jurisdiction identified in Section 3.20(d) of the Company Disclosure Letter. There are no proceedings pending or, to the Knowledge of Company, threatened that may result in the revocation, cancellation or suspension, or any adverse modification, of any such licenses.

Section 3.21. Insurance Producers.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Person, including salaried employees of the Company or the Insurance Subsidiary, performing the duties of insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative (collectively, “Producers”), at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of the Company or the Insurance Subsidiary that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business. Except as would not have, individually or in the aggregate, a Material Adverse Effect, no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract and no Producer has breached the terms of any agency or broker contract with the Company or the Insurance Subsidiary or violated any Law or policy of the Companies or its Insurance Subsidiaries in the solicitation, negotiation, writing, sale or production of business.

(b) Since January 1, 2021, the Company and Insurance Subsidiary has not employed and do not employ or contract with any individuals who engage in any activities that required or now require insurance producer, agent or broker licenses (as applicable) in any U.S. jurisdiction (irrespective of whether such individuals are physically located in the United States) unless such individuals hold individual producer, agent or broker licenses, as applicable (each, an “Unlicensed Person”). No Unlicensed Person receives any compensation through commissions or other incentives tied to the placement (or likelihood of placement) of an insurance contract in contravention to the law and any payment to unlicensed persons comply with such laws.

Section 3.22. Reserves and Provisions. The insurance policy reserves or provisions for benefits, claims, losses (including incurred, but not reported, losses and losses in course of settlement), loss adjustment expenses (whether allocated or unallocated) and unearned premiums contained in the Statutory Statements and Financial Statements (a) were, except as otherwise noted in the applicable Statutory Statement or in the Financial Statements, as applicable, determined in all material respects in accordance with generally accepted actuarial standards, (b) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves or provisions in prior fiscal years, except as otherwise noted in the Statutory Statements and Financial Statements, as applicable, and (c) satisfied the requirements of all applicable Insurance Laws in all material respects. Without limiting the generality of the foregoing, the reserves or provisions in the Statutory Statements and in the Financial Statements represented the Company’s best estimate of the ultimate cost of all reported and unreported losses incurred of the Company and its Subsidiaries under all outstanding insurance, reinsurance and other applicable agreements, as of the respective dates of such Statutory Statements and Financial Statements, as applicable.

Section 3.23. Brokers or Finders. Except as set forth in Section 3.23 of the Company Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.24. State Takeover Statutes. Assuming the accuracy of the representation and warranty made in Section 4.4, the Company Board has taken or shall have taken all action prior to the Closing to ensure that no restrictions included in any “moratorium,” “fair price,” “control share acquisition,” “business combination” or other anti‑takeover Laws (each, a “Takeover Statute”) are applicable to the Transactions. The Company is not a party to any shareholder rights agreement, “poison pill”, or similar anti-takeover agreement or plan.

Section 3.25. Transactions with Affiliates. Except as set forth in Section 3.25 of the Company Disclosure Letter, since January 1, 2021, there has been no transaction, or series of related transactions, agreements, arrangements or understandings, to which the Company or any of its Subsidiaries was or is to be a party, that (i) involved any director or indirect beneficial owner of five percent (5%) or more of the issued and outstanding shares of Common Stock, (ii) any present or former director or officer of such Persons, (iii) involved any Affiliates, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing, or (iv) of a type that would be required to be reported by the Company pursuant to Item 404 of Regulation S‑K promulgated by the SEC.

Section 3.26. Investment Advisory and Investment Company Matters. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under Law to control an “investment adviser,” as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), whether or not registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), of any Person required to be registered as an investment company under the Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act, and neither the Company nor any of its Subsidiaries is a promoter (as such term is defined in Section 2(a)(30) of the Investment Company Act) of any Person that is such an investment company. Neither the Company nor any of its Subsidiaries conducts activities of, controls, owns more than a 20% interest in, or is deemed under applicable Law to control, any Person that is an investment adviser as defined in the Investment Advisers Act, whether or not registered under such Act.

Section 3.27. Investment Assets.

(a) The Company has provided Parent with a true, correct and complete list of all investment portfolio transactions, including the acquisition of bonds, stocks, alternative investments, other securities, mortgage loans, real estate, joint ventures, and other investments, by the Company or any of its Subsidiaries (the “Investment Assets”) that were carried on the books and records of the Company or any of its Subsidiaries as of December 31, 2023. Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of after December 31, 2023, the Company and its Subsidiaries, or a trustee acting on behalf of the Company or any such Subsidiary, has good and valid title to all of the Investment Assets it purports to own, free and clear of all Encumbrances except Permitted Encumbrances. The Company has provided Parent with a true, correct and complete copy of the investment policies and guidelines of the Company or any of its Subsidiaries, and each of the Investment Assets complies in all material respects with, the investment policies and guidelines of the Company or any of its Subsidiaries.

(b) As of the date hereof, except as set forth in Section 3.27(b) of the Company Disclosure Letter, none of the Investment Assets are subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups”, “gates”, “side pockets”, stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not constitute a Material Adverse Effect.

Section 3.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.

Section 4.2. Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3. Consents and Approvals; No Violations.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of Nasdaq, and (D) the Required Insurance Approvals, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or of any of their respective Subsidiaries or (ii) assuming that any required authorizations, consents and approvals are duly obtained, (x) violate any Order or Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of either Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4. Ownership of Common Stock. Except as disclosed in the Company SEC Documents, none of Parent, any of its Subsidiaries (including Merger Sub) or any of their Affiliates (a) owns (directly or indirectly, beneficially or of record) any Shares or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Shares (other than as contemplated by this Agreement).

Section 4.5. Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

Section 4.6. Financing. Parent and Merger Sub shall have, immediately prior to the Closing, sufficient funds available to finance and consummate the Transactions.

Section 4.7. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.8. Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.9. Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1. Interim Operations of the Company. Except (A) as expressly contemplated by this Agreement, (B) as set forth on Section 5.1 of the Company Disclosure Letter, (C) as required by applicable Law, or (D) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent solely for clauses (vii) and (viii) shall not be unreasonably withheld or delayed, the Company agrees that:

(i) each of the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice (except for modifications, suspensions or alterations of operations resulting from, or determined by the Company in good faith to be advisable and reasonably necessary in response to, COVID‑19 or COVID‑19 Measures);

(ii) the Company will not amend its Articles of Incorporation or its Amended and Restated By-laws and the Company’s Subsidiaries will not amend their certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than dividends or dividends to the Company or any of its Subsidiaries, as applicable, solely for the purposes of paying operating expenses in the ordinary course of business consistent with past practices; (B) issue, sell, grant, transfer, pledge, dispose of or encumber or authorize or propose to issue, sell, grant, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries (including treasury stock), other than in respect of the shares of capital stock of the Company or any of its Subsidiaries reserved for issuance on the date of this Agreement and issued pursuant to the exercise or settlement of awards outstanding under the Company Stock Plan as of the date of this Agreement, (C) split, combine, subdivide or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of capital stock or other Rights of the Company or any of its Subsidiaries or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries (other than (1) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan and (2) the acquisition by the Company of Rights pursuant to the Company Stock Plan);

(iv) except as required by applicable Law or under the terms of any Company Plan in effect as of the date of this Agreement, the Company will not and will not permit its Subsidiaries to increase the compensation payable or to become payable to any of its or their officers, directors or employees, or any natural person engaged as a consultant, or enter into, establish, amend or terminate any Company Plans, except (A) for new hires or (B) increases in salaries, wages and benefits of employees who are neither directors nor officers of the Company made in the ordinary course of business consistent with past practice (provided that such increases shall not, in the case of any individual employee, exceed 10%, or in the aggregate, exceed 5% of such salaries, wages and benefits on the date hereof);

(v) neither the Company nor any of its Subsidiaries will, except in the ordinary course of business consistent with past practice (A) incur or assume any Indebtedness (other than Indebtedness between the Company and any of its Subsidiaries or between its Subsidiaries, or in connection with the refinancing of any Indebtedness that exists as of the date of this Agreement), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary of the Company), or (C) make any material loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company);

(vi) neither the Company nor any of its Subsidiaries will make any acquisition of or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other Person (other than a Subsidiary of the Company), except for acquisitions or dispositions of (A) investment securities in the Company’s investment portfolio in the ordinary course of business consistent with past practice, or (B) Owned Real Property or Leased Real Property valued not in excess of $250,000 individually;

(vii) neither the Company nor any of its Subsidiaries will pay, discharge, waive or settle any claims involved in any Action, other than the payment, discharge, waiver or settlement of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice, or (B) reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements) for amounts not in excess of those so reflected or reserved;

(viii) neither the Company nor any of its Subsidiaries will materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP, Applicable SAP or Law;

(ix) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), or (B) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets with a value in excess of $10 million, individually or in the aggregate, except in this clause (B), in the ordinary course of business consistent with past practice;

(x) neither the Company nor any of its Subsidiaries will adopt any shareholder rights plan;

(xi) neither the Company nor any of its Subsidiaries will enter into any new business line that is outside their existing businesses as of the date hereof (or a business complementary thereto or a natural extension thereof), to the extent doing so would be material to the Company and its Subsidiaries taken as a whole;

(xii) neither the Company nor any of its Subsidiaries will enter into any material reinsurance transaction other than those proposed to be entered into prior the Closing as set forth on Section 5.1(xii) of the Company Disclosure Schedule;

(xiii) neither the Company nor the Insurance Subsidiary will alter or amend in a manner that is material to the financial condition of the Company and the Insurance Subsidiary, taken as a whole, any existing financial, underwriting, pricing, claims, claims handling, risk retention, reserving, investment or actuarial practice, guideline or policy, or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, Applicable SAP or Law;

(xiv) make, change or revoke any income Tax or other material Tax election, elect or change any material method of accounting for Tax purposes, file any Tax Return or incur any Tax outside of the ordinary course of business, waive or extend any assessment or collection period in respect of Taxes, waive, surrender or cancel any right to any Tax asset, refund or credit, settle or otherwise resolve any Action in respect of Taxes, enter into any tax sharing, indemnity, reimbursement or similar contract in respect of Taxes (customary and commercially reasonable Tax indemnification provisions in commercial contracts entered into in the ordinary course of the Company’s business and not primarily relating to Taxes), or change or any position contrary to an Insurance Contract’s Tax treatment (within the meaning of Section 3.16(m) of this Agreement).

(xv) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2. Takeover Proposal.

(a) Subject to the terms of this Section 5.2, from and after the date of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, cease any discussions or negotiations with any third party Person or its Representatives that may then be ongoing with respect to a Takeover Proposal and shall (x) use its reasonable best efforts to have returned to the Company or destroyed any confidential information that has been provided in any such discussions or negotiations; (y) cease providing any further information with respect to the Company or any Takeover Proposal to any such Person or its Representatives; and (z) immediately terminate all access granted to any such Person or its Representatives to any physical or electronic data room (or any other due diligence access). From and after the date of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was made (and not withdrawn) after the date of this Agreement and prior to the receipt of the Shareholder Approval, in circumstances not involving a breach of this Agreement, the Company Board determines in good faith, after considering applicable provisions of state Law and after consultation with outside counsel, that a failure to do so would be inconsistent with the fiduciary duties of directors under Pennsylvania Law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(b) and Section 5.2(c), (A) request information from the Person making such Takeover Proposal for the sole purpose of the Company Board informing itself about the Takeover Proposal that has been made and the Person that made it, (B) furnish information with respect to the Company to the Person making such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (1) such Acceptable Confidentiality Agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party (provided, further, that substantially concurrently such delivery, the Company delivers or makes available to Parent such nonpublic information that was not previously made available to Parent), and (C) participate in negotiations with such party regarding such Takeover Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any officer, director, employee, investment banker, attorney or other advisor or Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company. From and after the date of this Agreement, the Company agrees not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual Takeover Proposal (unless the Company Board determines in good faith, after considering applicable provisions of applicable Law and after consultation with outside counsel, that enforcing or not waiving such provision would otherwise prevent a Takeover Proposal from being made to the Company).

(b) Except as expressly permitted in this Section 5.2(b), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval, determination of advisability or recommendation by the Company Board or such committee of this Agreement, the Merger or the other Transactions, (ii) approve, determine to be advisable or recommend, or propose publicly to approve, determine to be advisable or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding the foregoing, in the event that the Company Board determines in good faith, in response to a Superior Proposal that was made after the date hereof and prior to the receipt of the Shareholder Approval in circumstances not involving a breach of this Agreement, after considering applicable provisions of applicable Law and after consultation with outside counsel, that the failure to do so would be inconsistent with the fiduciary duties of directors under Pennsylvania Law, the Company Board may (subject to compliance with this sentence and to compliance with Section 5.2(a) and Section 5.2(c)) (x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other Transactions or (y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause the Company to enter into an Acquisition Agreement; provided, however, that any actions described in clause (x), (y) or (z) may be taken only (1) after the third (3rd) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what actions described in clause (x), (y) or (z) the Company Board has determined to take, (2) if the Company has negotiated in good faith with Parent during such notice period, to the extent Parent requests to negotiate, to enable Parent to propose revisions to the terms of this Agreement, (3) if, following the end of such notice period, the Company Board shall have considered in good faith any written revisions to the terms of this Agreement proposed by Parent, and shall have determined in good faith (after consultation with an independent financial advisor and receiving the advice of outside counsel) that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (4) if in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 5.2(b) anew with respect to such additional notice pursuant to clauses (1) through (4) above of this proviso.

(c) In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company shall promptly (and in any event within twenty-four hours) advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Company Board withdrawing, modifying or amending its recommendation of this Agreement, the Merger and the other Transactions, or in exercising any of its other rights under Section 5.2(a) or Section 5.2(b).

(d) Nothing contained in this Section 5.2 or Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that neither the Company nor the Company Board nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination of advisability or recommendation of this Agreement, the Merger and the other Transactions or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of Proxy Statement.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation and the opinion of the Financial Advisor described in Section 3.17, and the Company shall use reasonable best efforts to obtain the Shareholder Approval. Without limiting the foregoing, the Company shall engage a proxy solicitation firm and information agent, actively attempt to contact and obtain votes from the Company’s shareholders (including its retail shareholders with meaningful holdings of Shares), and work with the Company’s transfer agent and inspector of elections to facilitate obtaining the Shareholder Approval.

(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement of all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and will provide Parent and its counsel the opportunity to review and comment on the Company’s proposed response thereto. The Company will respond promptly to any such comments from the SEC or its staff.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2. Shareholders Meeting.

(a) The Company shall take all actions in accordance with applicable Law, its constituent documents and the rules of Nasdaq to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders for the purpose of considering and taking action to approve this Agreement (including any adjournment or postponement thereof, the “Special Meeting”) as soon as practicable following the date hereof. Notwithstanding anything to the contrary contained in this Agreement, (x) the Company in its sole discretion may adjourn or postpone the Special Meeting after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Special Meeting, and (y) the Company shall adjourn or postpone the Special Meeting if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting.

(b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates, if any, in favor of the approval of the Merger and the approval of this Agreement.

Section 6.3. Reasonable Best Efforts. Subject to Section 6.3(d):

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information in connection with approvals of or filings with any Governmental Entity or Insurance Regulator) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, including the Required Insurance Approvals, and (iv) the execution and delivery by the Company of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. At least two (2) Business Days prior to the Closing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall confirm in writing to each other that they are ready, willing, and able to effect the Closing of the Transactions (the “Closing Confirmation”).

(b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, and provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.

(c) The Company and Parent shall use reasonable best efforts to obtain the Required Insurance Approvals as promptly as practicable in each relevant jurisdiction and shall use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from any Insurance Regulator or other Governmental Entity in connection with insurance regulatory matters, as promptly as practicable. Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Insurance Regulator or other Governmental Entity with respect to the Transactions under any Insurance Law. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(c) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(c).

(d) Notwithstanding Section 6.3(a) through Section 6.3(c) or any other provision of this Agreement to the contrary, in no event shall Parent or its Subsidiaries (including Merger Sub and, after the Closing, the Surviving Corporation and its Subsidiaries) or Affiliates be required to agree to, or the Company be permitted to agree to, (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the Transactions, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions, (iii) any limitation on its or their ability to effect the Merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of the Company or any Subsidiary of the Company, (iv) would require Parent or any of its Affiliates to contribute additional capital and surplus to the Insurance Subsidiary in an amount materially in excess of that which would be required to meet the capital targets projected in the financial projections and plan of operations submitted to the Insurance Regulator in the Form A or to enter into or provide any keep-well, capital maintenance agreement or similar arrangement that would obligate Parent or any of its Affiliates to maintain capital or surplus of the Insurance Subsidiary in an amount materially in excess of that which would be required to meet the aforementioned capital targets, in each case so long as such capital targets projected in such financial projections or plan of operations have a risk based capital in all quarters of at least the reasonable amount expected to be included in similarly situated companies, (v) impose any dividend limitation other than those provided under Law, (vi) would materially and adversely affect the economic benefits reasonably anticipated by Parent and its Affiliates to be derived under this Agreement or in connection with the transactions contemplated hereby, or (vii) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations, including after giving effect to the Transactions (any such action or limitation described in clauses (i) through (vii) of this Section 6.3(d), a “Restriction”). Nothing in this Section 6.3(d) shall require any party to take or agree to take any such action with respect to its business or operations pursuant to this Section 6.3(d) unless the effectiveness of such agreement or action is conditioned upon the Closing.

Section 6.4. Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company of (a) the occurrence or non‑occurrence of any event whose occurrence or non‑occurrence would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect that would cause any condition to the Merger to fail to be satisfied, at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.5. Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide, and shall cause its Subsidiaries to provide, Parent and its representatives, from time to time from the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective senior officers, offices, properties, books, contracts, commitments, personnel and records, (ii) such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, violate the applicable Law or agreement, or interfere unreasonably.

Section 6.6. Publicity. Neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, if practicable, except as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, is required by Law or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority and except as may be requested by a Governmental Entity.

Section 6.7. Indemnification.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions, in each case to the fullest extent permitted under Pennsylvania Law. Parent shall cause the Surviving Corporation to pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding to the fullest extent permitted by Pennsylvania Law, subject to receipt of an undertaking by or on behalf of the Indemnified Party to repay the amount if it is ultimately determined that the Indemnified Party is not entitled to be indemnified by the Company under Pennsylvania Law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to the Surviving Corporation, (ii) Parent shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure to so notify an indemnifying party shall not relieve it from any liability which it may have under this Section 6.7 except to the extent such failure materially prejudices such party). The Indemnified Parties (as a group) may each retain only one law firm (in addition to local counsel in each applicable jurisdiction if reasonably required) to represent them with respect to each such matter unless there is a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(b) From the Effective Time and for a period of six (6) years thereafter, Parent shall, or shall cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Parties with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”); provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent shall, or shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, however, that, in lieu of the foregoing insurance coverage, the Company, if requested by Parent, shall purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage substantially similar in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium for the coverage period for such “tail” insurance policy.

(c) The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Articles of Incorporation and the Amended and Restated Bylaws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would diminish or adversely affect the rights of an Indemnified Party thereunder as of the Effective Time of any individual who at the Effective Time is an Indemnified Party, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(d) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the governing documents of the Company and any of its Subsidiaries, under Pennsylvania Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The rights under this Section 6.7 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(e) In the event that Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies; provided, however, that following the Closing there shall be no obligation to continue or extend such policies.

Section 6.8. Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9. Employee Matters.

(a) Subject to any positions eliminated as a result of consolidation of operations, from and after the Effective Time, Parent, the Surviving Corporation or another Subsidiary of the Surviving Corporation (any such parties employing employees of the Company or a Subsidiary, the “Parent Employers”) (i) agrees to retain each employee of the Company and its Subsidiaries who remain employed at the Effective Time (collectively, the “Continuing Employees”) in a comparable position that is no less favorable to such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time and (ii) provide for each Continuing Employee (A) at least the same base salary and wage rate, (B) short- and long-term target incentive compensation opportunities that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the Effective Time (provided that Parent shall not be obligated to provide such incentives in the form of equity or equity-based awards) and (C) employee benefits (excluding equity and equity-based awards) which are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to those provided to such Continuing Employee immediately prior to the Effective Time.

(b) Any employee of the Company or its Subsidiaries (excluding employees who become parties to, simultaneously with the execution of this Agreement, either an employment agreement with a Parent Employer or a settlement agreement with respect to an employment or other arrangement with Parent, the Company and/or the Company’s Subsidiary, each as identified on Section 6.9(b) of the Company Disclosure Schedule (the “Contract Employees”)) who is employed by the Company or its Subsidiaries as of the Effective Time and who either (i) is not offered comparable employment by the Parent Employers as of the Effective Time; or (ii) accepts employment with the Parent Employers at the Effective Time and is subsequently terminated (other than as a result of unsatisfactory performance) within twelve (12) months following the Effective Time, shall be entitled to the severance benefits described in Section 6.9(c) below.

(c) Where an employee of the Company or its Subsidiaries is entitled to be paid severance benefits as provided in Section 6.9(b) above, such severance benefits shall be equal to two (2) weeks’ of base salary for each full year of service with the Company or its Subsidiaries, or predecessor of the Company or its Subsidiaries, with a minimum of four (4) weeks’ of base salary and a maximum of twenty-six (26) weeks of base salary, in all cases subject to such employee’s execution of a release of claims in a form reasonably satisfactory to Parent and payable in a lump sum on the first payroll following the lapse of the revocation period in the applicable release agreement. Notwithstanding the foregoing, the severance payments described above shall not apply to any employee of the Company or its Subsidiaries who has or is a party to any employment agreement, severance agreement or change in control agreement with the Company or its Subsidiaries.

(d) In the cases not covered by subsections (b) and (c) above, if the employment with the Parent Employer of any employee of the Company or its Subsidiaries is terminated, such employee shall be entitled to severance in accordance with the then existing severance policy of the Surviving Corporation or its successor.

(e) Parent agrees that the Surviving Corporation shall cause the Surviving Corporation’s employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans, to the extent such recognition does not result in the duplication of any benefits.

(f) For the calendar year including the Effective Time, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”) to the extent amounts were previously credited for such purposes under comparable Company Plans that provide medical, dental and other welfare benefits.

(g) As of the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion or requirement to show evidence of good health was already in effect with respect to such employees and has not been satisfied under the applicable Company Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(h) The Company shall, and shall cause the Insurance Subsidiary to, take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the Company’s employee stock ownership plan (the “Company ESOP”) prior to or simultaneous with the Effective Time, as applicable. Effective on the fifth (5th) Business Day before the Effective Time, the Company ESOP shall be amended to freeze the plan and convert the ESOP into a profit sharing plan (the “ESOP Freeze Date”). No new participants shall be admitted on or after the ESOP Freeze Date. The Company shall, and shall cause the Insurance Subsidiary to, direct the Company ESOP trustee to repay all outstanding indebtedness of the Company ESOP (including any ESOP Loan) by delivering a sufficient number of unallocated shares of the Common Stock to the Company at least five (5) Business Days prior to the Effective Time, with each remitted share to be valued equal to the closing price of the Common Stock on the day immediately prior to the ESOP Freeze Date. After repayment of the outstanding indebtedness of the Company ESOP (including any ESOP Loan) and the exchange of the shares of Common Stock for the Merger Consideration, the Merger Consideration received upon conversion of the balance of the unallocated shares and any other unallocated assets remaining in the Company ESOP’s suspense account after repayment of the ESOP Loan and conversion of the Shares into the Merger Consideration shall be allocated as earnings to the accounts of the Company ESOP participants who are employed as of the ESOP Freeze Date based on their account balances under the Company ESOP as of the ESOP Freeze Date. Post-closing, the Surviving Corporation shall take action to merge the ESOP with and into the Surviving Corporation’s 401(k) plan or that of a member of the controlled group. The Company, the Insurance Subsidiary, and following the Effective Time, Parent, the Surviving Corporation and the Insurance Subsidiary, will adopt such amendments to the Company ESOP to effect the provisions of this Section 6.9(h).

(i) The Parent Employers shall honor those Employment Obligations listed on Section 6.9(i)(i) of the Company Disclosure Schedule. Section 6.9(i)(ii) of the Company Disclosure Schedule set forth each change in control agreement among the Company, the Insurance Subsidiary and an employee of the Company or its Subsidiaries (each, an “ICC CIC Agreement”).

(j) The Company and Parent shall mutually agree on the employees, if any, to whom a stay-bonus will be offered, as well as the amount and terms of payment of such stay-bonuses.

(k) On or within forty-five (45) calendar days following the date hereof, the Company shall, and shall cause the Insurance Subsidiary, as applicable, to amend, with each such amendment reasonably acceptable to Parent and with such amendments effective as of the Effective Time, (i) the Sutherland SERP to provide that (A) the benefits provided thereunder will vest fully on the earlier of (x) the existing vesting schedule, or (y) Mr. Sutherland’s separation from employment and (B) “Cause” for purposes of Article II.A.2. of the Sutherland SERP shall be limited to clauses (i), (ii), (iii), (iv) and (v) (without regard to Moral Turpitude (as defined in the Sutherland Employment Agreement)) of the definition of “Cause” under the Sutherland Employment Agreement, and (ii) each ICC CIC Agreement involving a Continuing Employee to permit such Continuing Employee to provide a Notice of Termination (as defined in such ICC CIC Agreement) to Employer (as defined in such ICC CIC Agreement) for a period of twelve (12) months following the Effective Time and receive the benefits thereunder in connection with any separation from service for “good reason” (as defined in such ICC CIC Agreement).

(l) For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment and policies of the Surviving Corporation under which an employee’s benefits depend, in whole or in part, on length of service, credit will be given to current employees of the Company and its Subsidiaries for service with the Company or any of its Subsidiaries or predecessors prior to the Effective Time; provided that such crediting of service does not result in duplication of benefits and that such service would have been recognized under the corresponding Company Plan.

(m) The provisions of this Section 6.9 shall be binding upon and inure solely to the benefit of the respective parties to this Agreement, and nothing in this Section 6.9, express or implied, shall confer upon any Company Employee, legal representative or beneficiary thereof, or any other person any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits, of any nature or kind whatsoever under this Agreement. Nothing contained in this Section 6.9, express or implied (i) shall be construed to establish, amend or modify any Company Plan, Post-Closing Plan or other benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of such entities.

Section 6.10. Takeover Statutes. Each of the Company, Parent, Merger Sub and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of any Takeover Statutes that become or are deemed to be applicable to the Company, Parent, Merger Sub or the Transactions, to be inapplicable to the foregoing.

Section 6.11. Shareholder Litigation. Each party to this Agreement shall give the other parties to this Agreement the opportunity to participate in the defense or settlement of any shareholder litigation against any party and/or its respective directors relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or officers by any shareholder of the Company relating to this Agreement, the Merger or any other Transaction or otherwise, where such settlement would impose obligations (monetary or otherwise) on the Company or the Surviving Corporation without the prior written consent of Parent.

Section 6.12. Corporate Governance. Following the Effective Time, (i) the directors and officers of the Surviving Corporation will be as determined by Parent, except that Arron Sutherland will serve as President and Chief Executive Officer of the Surviving Corporation, until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and (ii) the board of directors of the Insurance Subsidiary shall consist of nine directors, designated by Parent, including (a) two (2) non‑employee directors, each of whom are initially proposed by the Company and are mutually acceptable to both the Company and Parent, and (b) Arron K. Sutherland, subject only to any applicable regulatory approvals, with each such director to hold office until his or her successor having been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.

Section 6.13. Increase to Loss Reserves. The Company shall cause the Insurance Subsidiary to record a $2 million addition to its loss reserves immediately prior to the Closing, provided that the Company’s obligation to perform this covenant shall only arise upon Parent’s written notification to the Company that it is prepared to deliver the certificate described in Section 7.3(c) at the Closing.

Section 6.14. Sutherland Waiver. On or prior to the date hereof, the Company and Mr. Sutherland shall have entered into an amendment to Sutherland Employment Agreement in a form mutually agreed by the parties thereto and Parent.

ARTICLE VII

CONDITIONS

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Merger Sub to the extent permitted by applicable Law, except for the condition set forth in clause (ii) of Section 7.1(b), which may be waived in whole or in part by Parent and Merger Sub:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) Governmental Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, any Insurance Regulator or Governmental Entity set forth on Section 7.1(b) of the Company Disclosure Letter under any Insurance Law shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents, the “Required Insurance Approvals”), and all such Required Insurance Approvals shall be in full force and effect without the imposition of a Restriction.

(c) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that, subject to Section 6.3, each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered to the extent required by and subject to Section 6.3.

Section 7.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in this Agreement (other than those specified in clause (ii) below) shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The representations and warranties of the Company contained in Section 3.1, Section 3.2, Section, 3.3, Section 3.4 and Section 3.23 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing, as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Orders or Laws. No Order or Law shall have been promulgated, entered, enforced, enacted, issued or applicable to the Merger by any Governmental Entity which imposes any Restrictions on Parent, the Company or their respective Affiliates.

(d) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer and chief financial officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(e) USRPHC Certification. The Company shall have provided to Parent, a properly executed certificate and in a form reasonably satisfactory to Parent, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code, together with an executed notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

Section 7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer of Parent or Merger Sub, as applicable, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4. Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions to the extent required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Shareholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before four (4) months after the date of this Agreement (as it may be extended as provided below, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further, however, that, if, on the Outside Date, any of the conditions to the Closing set forth in Section 7.1(b) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be automatically extended by thirty (30) days; provided further, however, that, if, on the Outside Date (as extended), any of the conditions to the Closing set forth in Section 7.1(b) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be automatically extended by another 30-day period;

(ii) a permanent injunction or other Order which is final and nonappealable shall have been issued or taken restraining or otherwise prohibiting consummation of the Merger or any of the other Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such permanent injunction or other Order to the extent required by and subject to Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares, provided, however, that the Company’s right to terminate this Agreement pursuant to this Section 8.1(b)(iii) is subject to the Company’s compliance with Section 6.2(a);

(c) by the Company prior to the receipt of the Shareholder Approval, if the Company Board or any committee thereof authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal and the Company concurrently enters into such definitive agreement with respect to such Superior Proposal; provided that the Company shall have complied with all provisions of Section 5.2;

(d) by Parent prior to the receipt of the Shareholder Approval, if the Company Board or any committee thereof shall have made an Adverse Recommendation Change, or the Company Board or any committee thereof shall have resolved to make any Adverse Recommendation Change;

(e) by Parent, if the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) has not been cured (or cannot be cured) by the earlier of (A) thirty (30) days after the giving of the written notice to the Company of such breach and (B) the Outside Date (provided that Parent is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement); or

(f) by the Company, if Parent or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) has not been cured (or cannot be cured) by the earlier of (A) thirty (30) days after the giving of the written notice to Parent of such breach and (B) the Outside Date (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement).

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.

Section 8.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, except as otherwise set forth in this Section 8.2, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform an agreement or covenant hereof, such party shall not be relieved of any liability to the other party as a result of such failure or breach, and in the case of fraud or willful breach of this Agreement by either party, the other party shall be entitled to pursue all damages and other remedies that may be available to it; provided further, however, that the provisions of Section 6.5 relating to confidentiality, Section 6.6, this Section 8.2, Section 8.3, Section 10.3 and Article IX hereof shall survive such termination.

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, the Company or senior management of the Company shall have received or there shall have been publicly announced a bona fide Takeover Proposal that has not been withdrawn or abandoned prior to such termination and (i) (A) thereafter this Agreement is terminated by either Parent or Company pursuant to Section 8.1(b)(i) and the Company shall have failed to obtain the Shareholder Approval or (B) thereafter this Agreement is terminated by the Company pursuant to Section 8.1(b)(iii) and (ii) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to a Takeover Proposal (whether or not the same Takeover Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $2,500,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b) all references in the definition of “Takeover Proposal” to “20%” shall be to “50%”.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c) or by Parent pursuant to Section 8.1(d), the Company shall, within two (2) Business Days following such termination, pay Parent, by wire transfer of same day funds, a fee equal to the Termination Fee.

Section 8.3. Enforcement Costs. The parties acknowledge that the agreements set forth in Sections 8.2(b) and 8.2(c) are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to Sections 8.2(b) and 8.2(c), the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with an Action to enforce this Agreement for such amount against the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Waivers. Subject to applicable Law, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after approval of this Agreement by the shareholders of the Company and Merger Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.2. Non‑survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time.

Section 9.3. Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by nationally recognized overnight courier service or by electronic mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail to the address specified in this Section 9.4 prior to 5:00 p.m. (Central Time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail to the address specified in this Section 9.4 later than 5:00 p.m. (Central Time) on any date and earlier than 12:00 a.m. (Central Time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, or (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above). The address for such notices and communications shall be as follows:

(a) if to Parent or Merger Sub, to:

Mutual Capital Holdings, Inc.

41908 Route 6

Wyalusing, Pennsylvania 18853

Telephone No.: (570) 746-9520

Email Address: rmauer@mutualcapitalgrp.com

Attention: Reiner R. Mauer

with a copy to:

Locke Lord LLP

111 S. Wacker Drive

Chicago, Illinois 60606

Telephone No.: (312) 443-0700

Email Address: bpritchard@lockelord.com

Attn: J. Brett Pritchard

(b) if to the Company, to:

ICC Holdings, Inc.

225 20th Street

Rock Island, Illinois 61201

Telephone No.: (309) 793-1700

Email Address: arrons@ilcasco.com

Attention: Arron K. Sutherland

with a copy to:

Stevens & Lee, P.C.

620 Freedom Business Center

Suite 200

King of Prussia, Pennsylvania 19406

Telephone No.: (610) 205-6000

Email Address: sunjeet.gill@stevenslee.com

Attention: Sunjeet S. Gill

Section 9.5. Counterparts. This Agreement may be executed by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

Section 9.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement, including the Company Disclosure Letter) and, prior to the Closing, the Confidentiality Agreement, (a) reflect the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Sections 2.3(c) and 6.7, solely to the extent stated therein, are not intended to and shall not confer upon any Person other than the parties to this Agreement and the Confidentiality Agreement (and their permitted assigns) any rights, benefits or remedies of any nature whatsoever, other than the right of the holders of Shares of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred).

Section 9.7. Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law of the Laws of the Commonwealth of Pennsylvania.

Section 9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10. Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court sitting in the County of Philadelphia, Commonwealth of Pennsylvania (and the applicable appellate courts thereof) (the “Chosen Courts”) in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the Chosen Courts, or that any such dispute brought in such court has been brought in an inconvenient forum.

Section 9.11. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in such event. The parties accordingly agree that the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees not to oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to prove damages or provide any bond or other security in connection with any such order or injunction.

Section 9.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1. Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section
Acceptable Confidentiality Agreement	10.2
Acquisition Agreement	5.2(b)
Action	10.2
Affiliates	10.2
Agreement	Preamble
Anti-Corruption Laws	3.8(b)
Applicable SAP	10.2
Articles of Incorporation	3.2(d)
Book-Entry Shares	2.1(a)
Business Day	10.2
CARES Act	10.2
Certificates	2.1(a)

Chosen Courts	9.10
Closing	1.2
Closing Confirmation	6.3(a)
Closing Date	1.2
Code	10.2
Common Stock	3.4(a)
Company	Preamble
Company Board	3.2(a)
Company Disclosure Letter	Article III
Company ESOP	6.9(h)
Company Options	3.4(a)
Company Permits	3.8(a)
Company Plan	3.12(a)
Company Recommendation	3.2(c)
Company Restricted Stock Unit	2.3(a)
Company SEC Documents	3.5(a)
Company Stock Plan	10.2
Confidentiality Agreement	10.2
Continuing Employees	6.9(a)
Contract Employees	6.9(b)
Covered Employees	3.12(a)
COVID‑19	10.2
COVID‑19 Measures	10.2
Effective Time	1.3
Encumbrance	10.2
Environmental Laws	10.2
Environmental Permits	10.2
ERISA	3.12(a)
ERISA Affiliate	3.12(b)(vi)
ERISA Group	3.12(b)(vi)
Escrow Account	2.2(a)
ESOP Freeze Date	6.9(h)
Exchange Act	3.3(a)
Financial Advisor	3.17
Financial Statements	3.5(a)
GAAP	3.5(a)
Governmental Entity	3.3(a)
ICC CIC Agreement	6.9(i)
Indebtedness	10.2
Indemnified Liabilities	6.7(a)
Indemnified Parties	6.7(a)
Insurance Contract	10.2
Insurance Law	10.2
Insurance Regulator	10.2
Intellectual Property Rights	10.2
Investment Advisers Act	3.26

Investment Company Act	3.26
IRS	10.2
Knowledge	10.2
Law	10.2
Leased Real Property	10.2
Material Adverse Effect	10.2
Material Contract	3.9(a)
Materials of Environmental Concern	10.2
Maximum Premium	6.7(b)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Nasdaq	3.3(a)(iv)(C)
Order	10.2
Outside Date	8.1(b)(i)
Owned Real Property	10.2
Parent	Preamble
Parent Employers	6.9(a)
Parent Owned Shares	Recitals
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Pennsylvania Law	1.1
Permitted Encumbrances	10.2
Person	10.2
Post-Closing Plan	6.9(e)
Post-Closing Welfare Plan	6.9(f)
Preferred Stock	3.4(a)
Producers	3.21
Proxy Statement	3.10
Real Property Leases	3.13(c)
Representatives	5.2(a)
Required Insurance Approvals	7.1(b)
Restraints	7.1(c)
Restriction	6.3(d)
Rights	3.4(a)
SEC	10.2
Securities Act	3.5(a)
Shareholder Approval	3.2(b)
Shares	Recitals
Site	10.2
SOX	3.5(a)
Special Meeting	6.2(a)
Statement of Merger	1.3
Statutory Statements	3.18(a)
Shareholder Approval	3.2(b)
Subsidiary	10.2

Superior Proposal	10.2
Surviving Corporation	1.1
Takeover Proposal	10.2
Takeover Statute	3.19
Tax	10.2
Tax Return	10.2
Transactions	2.2(e)
Unlicensed Person	3.21

Section 10.2. Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with the Company that contains provisions (other than with respect to any immaterial provisions) that are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement.

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Entity.

“Adverse Recommendation Change” means if the Company Board or any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval, determination of advisability or recommendation by the Company Board or such committee of this Agreement, the Merger or the other Transactions, (ii) approve, determine to be advisable or recommended, or propose publicly to approve, determine to be advisable or recommend, any Takeover Proposal, (iii) fail to publicly reaffirm the recommendation of this Agreement on or prior to the earlier of (A) five (5) Business Days of a written request by Parent to make such public reaffirmation and (B) three (3) Business Days prior to the date of the Special Meeting following the receipt by the Company of a public Takeover Proposal, (iv) fail to recommend this Agreement in the Proxy Statement when filed with the SEC or disseminated to the Company’s shareholders, or (v) cause the Company to enter into any an Acquisition Agreement related to any Takeover Proposal (other than an Acceptable Confidentiality Agreement).

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Applicable SAP” means the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under applicable Insurance Law.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Chicago, Illinois are authorized or obligated by Law or Order to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified).

“Cause” means a recipient’s (a) conviction of a felony, (b) willful failure to implement reasonable directives of a senior employee, or (c) gross misconduct in connection with the performance of any of recipient’s duties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Stock Plan” means the ICC Holdings, Inc. 2016 Equity Incentive Plan.

“Confidentiality Agreement” means that certain letter agreement between the Company and Parent, dated March 7, 2024.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument and (c) all obligations under capital leases.

“Insurance Contract” means any contract, agreement or policy of insurance or reinsurance, binder, slip, endorsement or certificate, and forms with respect thereto, including any life, health, accident and disability insurance policy, variable, fixed, indexed or payout annuity, guaranteed investment contract and any other insurance policy or insurance or annuity contract or certificate issued, ceded or assumed by the Company or any of its Subsidiaries.

“Insurance Law” means all Laws applicable to the business of insurance or the regulation of insurance companies, whether Federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulator” means any Governmental Entity regulating the business of insurance under Insurance Laws.

“Insurance Subsidiary” means Illinois Casualty Company, an Illinois insurance company.

“Intellectual Property Rights” means (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals thereof, (iii) copyrights and copyrightable works and all applications and registrations thereof, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) web site addresses and Internet domain names, and registrations therefor, (vii) moral and economic rights of authors and inventors and (viii) all other similar proprietary rights whether now known or hereafter recognized in any jurisdiction.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Parent, the actual knowledge (after reasonable inquiry) of the Chairman & Chief Executive Officer and Chief Financial Officer of Parent and (ii) with respect to the Company, the actual knowledge (after reasonable inquiry) of the following executive officers of the Company: Chief Executive Officer; Chief Financial Officer; and General Counsel.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Leased Real Property” means all real property leased or subleased (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the ability of the Company to consummate the Merger, or (ii) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries, (C) any decline in the market price or trading volume of the Common Stock, or in the Company’s credit rating or financial strength rating, (D) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, (G) any change as a result of, or in connection with, the Company’s 2024 annual meeting of shareholders, (H) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretations thereof), (I) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, (J) any hurricane, tornado, flood, earthquake or other natural disaster or (K) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, in each case, in connection with or in response to SARS‑CoV‑2 or COVID‑19 (together, “COVID‑19”) and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (all of the foregoing, “COVID‑19 Measures”), including any change, effect, event, occurrence, development, condition or fact with respect to COVID‑19 or the COVID‑19 Measures or any escalation or worsening thereof (including any subsequent waves).

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste, or pollutant, contaminant and terms of similar import, which is defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Owned Real Property” means all real property reflected in the latest audited balance sheet included in the Company SEC Documents as owned by the Company or any Subsidiary of the Company or real property acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business), together with all buildings, structures and facilities owned by the Company or any Subsidiary and located thereon.

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and payable and have arisen in the ordinary course of business consistent with past practice, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or any of its Subsidiaries arising or incurred in the ordinary course of business consistent with past practice or for amounts that are not delinquent or that are being contested in good faith by appropriate proceedings and which are not, individually or in the aggregate, expected to have a Material Adverse Effect, (v) Encumbrances that relate to rights reserved to or vested in any Governmental Entity to control or regulate any of the properties or assets of the Company or any of its Subsidiaries, (vi) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vii) other imperfections or irregularities in title, charges, easements, rights of way, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, covenants, restrictions and other customary Encumbrances on title to or use of real property, (viii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (vi) through (x), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, and (xi) as to any Leased Real Property, any Encumbrance placed by a developer or lessor thereof, or otherwise affecting the interest of the lessor thereof.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, (i) that would be required to be consolidated in such party’s financial statements under GAAP as adopted (whether or not yet effective) in the United States or (ii) of which at least 50% of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries; provided, that, in the case of Parent, “Subsidiary” shall not include any pension funds of the Subsidiaries of Parent.

“Superior Proposal” means an unsolicited, bona fide written Takeover Proposal (with all references to “20%” in the definition of Takeover Proposal being deemed to be references to “100%”) that was not the result of a violation of Section 5.2 and that the Company Board determines in good faith (after consultation with an independent financial advisor and receiving the advice of outside counsel) (i) is in the best interests of the Company, (ii) is more favorable to the shareholders of the Company from a financial point of view, than the Merger, (iii) is no less favorable to the shareholders of the Company with respect to the certainty and timing of closing and payment than the Merger, and (iv) for which the third party has demonstrated that the financing for such offer, if any, is fully committed.

“Sutherland Employment Agreement” means the Employment Agreement, dated as of October 5, 2016, between the Insurance Subsidiary and Arron K. Sutherland.

“Sutherland SERP” means the Deferred Compensation Agreement, dates as of January 1, 2021, between Arron K. Sutherland, the Company and the Insurance Subsidiary

“Takeover Proposal” means any transaction or series of related transactions involving (i) any direct or indirect acquisition or purchase by any Person or group of Persons (other than Parent and its Subsidiaries, Affiliates and Representatives) of (A) 20% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or (B) equity securities of the Company which together with any other equity securities of the Company beneficially owned by such Person or group of Persons would equal 20% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning 20% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving (1) the Company or (2) Subsidiaries of the Company representing 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, pursuant to which any Person or group of Persons (other than Parent and its Subsidiaries, Affiliates and Representatives) would hold securities representing more than 20% of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction, in each case, other than the Transactions.

“Tax” or “Taxes” means (i) any and all taxes (including all federal, state, local, provincial, multinational or non-U.S.) of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, insurance, premium, profits, license, value added, property or windfall profits, alternative, minimum, severance, stamp, property, occupation, net worth, recording, customs, duties, escheat, abandoned or unclaimed property, or similar fees, assessments or other charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign, in each case, whether or not disputed; and (ii) any liability or obligation with respect to any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, obligation to indemnify, Treasury Regulations section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Tax Return” or “Tax Returns” means all federal, state, local, provincial and non-U.S. Tax returns, declarations, statements, reports, claim for refund, schedules, forms and information returns and any amended Tax return.

Section 10.3. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and schedules are to Articles, Sections and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. For purposes of analyzing the Company’s representations and warranties and related disclosures under this Agreement, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its Subsidiaries unless it is disclosed in the Company SEC Documents or the Company Disclosure Letter or is information otherwise generally available to the public as of the date hereof.

[Signature page to follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

MUTUAL CAPITAL HOLDINGS, INC.

By:    /s/ Reiner R. Mauer

Name:   Reiner R. Mauer

Title:     President and CEO

MUTUAL CAPITAL MERGER SUB, INC.

By:    /s/ Reiner R. Mauer

Name:   Reiner R. Mauer

Title:     President and CEO

ICC HOLDINGS, INC.

By:    /s/ Arron K. Sutherland

Name: Arron K. Sutherland

Title: President and Chief Executive Officer

[Signature page to the Merger Agreement]

Exhibit A

Form of Voting Agreement

(see attached)

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of June 8, 2024 by and among Mutual Capital Holdings, Inc., a Pennsylvania corporation (“Parent”), Mutual Capital Merger Sub, inc., a Pennsylvania corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”) and [___________________] (the “Shareholder”). Capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, ICC Holdings, Inc., a Pennsylvania corporation (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith, a copy of which is attached hereto (the “Merger Agreement”);

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of, and has the right to vote and dispose of, the number of Shares (such shares, together with any other Shares acquired by the Shareholder after the date hereof, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, collectively, the “Shareholder Shares”) set forth on Exhibit A; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder enter into this Agreement and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Agreements of the Shareholder.

(a)         Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof prior to December 31, 2024, the Shareholder shall vote its Shareholder Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the (A) adoption of the Merger Agreement, the approval of the Transactions and the approval of any proposal or action which the Company’s shareholders are requested to consider that could reasonably be expected to facilitate the Transactions and (B) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which such meeting is held, (ii) against any action or agreement (including any amendment of any agreement) that would constitute, or could reasonably be expected to result in, a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Takeover Proposal or any other proposal made, directly or indirectly, in opposition to adoption of the Merger Agreement or otherwise inconsistent with the Transactions and (iv) against any agreement (including any amendment of any agreement), amendment of the Company’s organizational documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Transactions. Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent) (to the fullest extent that such Shareholder Shares may be counted for quorum purposes under applicable Law). Notwithstanding the foregoing, the Shareholder shall remain free to vote such Shareholder Shares with respect to any matter not covered by this Section 1(a).

(b)         Proxy. Subject to Section 5(n)(iii), in furtherance of the Shareholder’s agreement in Section 1(a), the Shareholder hereby appoints Parent and Parent’s designees, and each of them individually, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote all Shareholder Shares (at any meeting of shareholders of the Company however called or any adjournment or postponement thereof prior to December 31, 2024), or to execute one or more written consents in respect of the Shareholder Shares, (i) in favor of the (A) adoption of the Merger Agreement, the approval of the Transactions and the approval of any proposal or action which the Company’s shareholders are requested to consider that could reasonably be expected to facilitate the Transactions and (B) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which such meeting is held, (ii) against any action or agreement (including any amendment of any agreement) that would constitute, or could reasonably be expected to result in, a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Takeover Proposal or any other proposal made in opposition to adoption of the Merger Agreement or otherwise inconsistent with the Transactions and (iv) against any agreement (including any amendment of any agreement), amendment of the Company’s organizational documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. Such proxy shall be valid and irrevocable until the termination of this Agreement in accordance with Section 4. The Shareholder represents that any and all other proxies heretofore given in respect of Shareholder Shares are revocable, and that such other proxies have been revoked. The Shareholder affirms that the foregoing proxy is: (i) given (A) in connection with the execution of the Merger Agreement and (B) to secure the performance of the Shareholder’s duties under this Agreement, (ii) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (iii) intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988. All authority herein conferred shall survive the death or incapacity of the Shareholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of the Shareholder.

(c)          Restriction on Transfer; Proxies; Non-Interference; Etc. From the date hereof until any termination of this Agreement in accordance with its terms, the Shareholder shall not, directly or indirectly (i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power-of-attorney or voting trust with respect to any Shareholder Shares, (iii) take any action that would make any representation or warranty of the Shareholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying the Shareholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(c).

(d)        No Solicitation. The Shareholder agrees that, except to the extent permitted by the Company under Section 5.2 of the Merger Agreement, the Shareholder shall not, directly or indirectly, (i) solicit, initiate, cooperate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) the making of, or any inquiries regarding, or furnish to any other party information or data in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding a Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal. The Shareholder shall as promptly as reasonably practicable advise the Company in writing, and in no event later than twenty four (24) hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Shareholder in respect of a Takeover Proposal or potential Takeover Proposal, and shall, in such notice to the Company, indicate the identity of the Person or group of Persons making such proposal, offer, inquiry or request and the material terms and conditions of such proposal or offer and the nature of such inquiry or request (and shall include with such notice copies of any draft agreements and financing commitment letters). Nothing in this paragraph shall be construed to preclude Shareholder from participating in discussions with other shareholders in which Shareholder speaks favorably of the Merger Agreement and seeks support for the Transactions once it is announced publicly.

(e)          Conduct of Shareholder. Until any termination of this Agreement in accordance with its terms, the Shareholder, if not an individual, (i) shall maintain its status as duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) shall not dissolve, merge or combine with any Person, or adopt any plan of complete or partial liquidation, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, it being agreed that Parent may withhold its consent if in its judgment the proposed action would jeopardize the benefits intended to be provided to Parent and Merger Sub under this Agreement.

(f)        Publication. The Shareholder (i) consents to Parent and Merger Sub publishing and disclosing the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, in each case, that Parent reasonably determines is required to be disclosed under applicable Law in any press release, the Proxy Statement (including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Merger and any other Transactions and (ii) agrees to give promptly to Parent any information Parent may reasonably require for the preparation of any such disclosure documents. The Shareholder agrees to promptly notify the Company of any required corrections with respect to any information supplied by the Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. The Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the Transactions without the prior written consent of Parent, except as may be required by applicable Law and except as permitted in the Merger Agreement and Section 1(d) of this Agreement.

(g)        Commencement of Actions. The Shareholder (in his capacity as a shareholder of the Company) agrees not to commence or participate in, whether or not in connection with any class action, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including the Merger, including any claim (i) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the Transactions contemplated thereby; provided, that the foregoing covenants shall not be deemed a consent to or waiver of any rights by the Shareholder of any breach of this Agreement by Parent or Merger Sub.

(h)          No Prohibition of Action Permitted by Section 5.2. Nothing in this Agreement shall prohibit the Shareholder in his capacity as an officer or director of the Company from taking any action permitted by Section 5.2 of the Merger Agreement.

2.            Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder as follows:

(a)         Organization; Authority. (i) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder, (iii) the execution, delivery and performance by Parent and Merger Sub of this Agreement and, subject to the terms and conditions of the Merger Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent and Merger Sub and (iv) this Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)        Consents and Approvals; Non-Contravention. Subject to Section 5(n)(iii) hereof, no consents or approvals of, or filings, Permits, notifications, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent or Merger Sub of their obligations under this Agreement, other than the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the Transactions and such consents, approvals, filings, Permits, notifications, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their obligations under this Agreement. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof will, (i) violate or conflict with any provision of the organizational documents of Parent or Merger Sub or (ii) (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any Subsidiary of Parent or Merger Sub or any of their respective properties or assets, or (B) violate, breach, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their Subsidiaries, under any of the terms, conditions or provisions of any Contract or Permit to which Parent or Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, breaches, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their obligations under this Agreement.

3.            Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a)          Organization; Authority. A Shareholder that is a corporation, partnership, limited liability company, trust or other entity (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iii) confirms that the execution, delivery and performance by the Shareholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of the Shareholder and no further action on the part of the Shareholder is necessary to authorize the execution and delivery by the Shareholder of this Agreement or the performance by the Shareholder of its obligations hereunder. If the Shareholder is an individual, the Shareholder has the capacity to enter into this Agreement. This Agreement has been duly executed and delivered by the Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)        Consents and Approvals; Non-Contravention. No consents or approvals of, or filings, Permits, notifications, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Shareholder of its obligations under this Agreement, other than the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, and compliance with Section 5(n)(iii) hereof, as may be required in connection with this Agreement and the Transactions and other than such consents, approvals, filings, Permits, notifications, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by the Shareholder of any of its obligations under this Agreement. Neither the execution and delivery of this Agreement by the Shareholder, nor the consummation by the Shareholder of the transactions contemplated hereby, nor compliance by the Shareholder with any of the terms or provisions hereof will, (i) if the Shareholder is not an individual, violate or conflict with any provision of the organizational documents of the Shareholder or (ii) (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Shareholder or any Subsidiary of the Shareholder that is not an individual or any of their respective properties or assets, or (B) violate, breach, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Shareholder or, if the Shareholder is not an individual, any of its Subsidiaries, under any of the terms, conditions or provisions of any Contract or Permit to which the Shareholder, or, if the Shareholder is not an individual, any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, breaches, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by the Shareholder of any of its obligations under this Agreement.

(c)         Ownership of Shares. The Shareholder owns, beneficially or of record, that number of Shareholder Shares as set forth next to the Shareholder’s name on Exhibit A (as may be subject to adjustment as set forth in Section 5(c)). The Shareholder owns the Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States) . Without limiting the foregoing, except for proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, the Shareholder has sole voting power and sole power of disposition with respect to its Shareholder Shares, with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no Person other than the Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares. As of the date hereof, the Shareholder does not own, beneficially or of record, any securities of the Company other than those set forth on Exhibit A which constitute Shareholder Shares.

(d)         Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective Subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of the Shareholder.

(e)        Absence of Litigation. With respect to the Shareholder, there is no pending or, to the knowledge of the Shareholder, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Shareholder or any of its, his or her properties or assets (including the Shareholder’s Shareholder Shares), nor is there any injunction, order, judgment, ruling or decree imposed (or, to the knowledge of the Shareholder, threatened to be imposed) upon the Shareholder or, if the Shareholder is not an individual, any of its Subsidiaries, or the assets of the Shareholder or, if the Shareholder is not an individual, any of its Subsidiaries, by or before any Governmental Authority, that could reasonably be expected to impair the ability of the Shareholder to perform his, her or its obligations hereunder or to consummate the Transactions on a timely basis.

(f)        Opportunity to Review; Reliance. The Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

4.            Termination. This Agreement and the proxy granted pursuant to Section 1(b) hereof shall terminate on the first to occur of the (a) Effective Time, (b) termination of the Merger Agreement in accordance with its terms (c) effectiveness of any amendment, modification, supplement to, or waiver under, the Merger Agreement which amendment, modification, supplement or waiver would reduce the amount or change the form or composition of the Merger Consideration payable in the Merger or (d) December 31, 2024. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) the provisions of this Section 4, Section 5 and the above Recitals, shall survive any termination of this Agreement.

5.            Miscellaneous.

(a)         Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by the Shareholder in his, her or its capacity as owner of Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit any actions taken by the Shareholder in any other capacity, including without limitation as a director, officer, employee or agent of the Company.

(b)          Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)         Additional Shares. Until any termination of this Agreement in accordance with its terms, the Shareholder shall promptly notify Parent of the number of shares, if any, as to which the Shareholder acquires record or beneficial ownership after the date hereof. Any shares as to which the Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Shares, the number of shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Shares or other voting securities of the Company issued to the Shareholder in connection therewith.

(d)         Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)         Further Assurances. From time to time, at the request of Parent and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including legending each certificate representing any Shareholder Shares to reference the restrictions imposed on the Shareholder Shares by this Agreement.

(f)         Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by each of the parties hereto. At any time prior to the termination of this Agreement, any party to this Agreement may, subject to applicable Law, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto or (iii) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by any party to this Agreement in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g)         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Parent shall have any liability for any obligations of Parent under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions. Any purported assignment not permitted under this Section 5(g) shall be null and void.

(h)          Entire Agreement. This Agreement (including Exhibit A hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(i)           No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any right or remedy of any nature whatsoever under or by reason of this Agreement.

(j)          Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)    This Agreement, and any other agreement, document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (or such other document) or the negotiation, execution, termination, performance or nonperformance of this Agreement (or such other document) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

(ii)    All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chosen Courts, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the Commonwealth of Pennsylvania and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(iii)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)        Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

(l)           Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given:

If to Parent or Merger Sub, to:

Mutual Capital Holdings, Inc.

41908 Route 6, PO Box 7

Wyalusing, Pennsylvania 18853

Telephone No.: (570) 746-9520

Email Address: rmauer@mutualcapitalgrp.com

Attention: Reiner R. Mauer

with a copy (which shall not constitute notice) to:

Locke Lord LLP
111 South Wacker Drive
Chicago, IL 60606-4410
Attn: J. Brett Pritchard
Email: bpritchard@lockelord.com

If to the Shareholder, to his, her or its address set forth on Exhibit A or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(m)        Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(n)         Interpretation.

(i)    Any reference to any national, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. In this Agreement, the shareholder of any Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

(ii)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(iii)    Nothing in this Agreement shall be deemed to grant any rights to Parent that would cause Parent to be deemed to “control” the Company as defined in Section 131.1(b) of the Illinois Insurance Code (215 ILCS 5/131.1(b)), and to the extent that any of the rights granted to Parent under this Agreement would cause Parent to control the Company, any such rights granted to Parent under this Agreement shall not be effective unless and until the approval by the Illinois Department of Insurance has been obtained with respect thereto.

(o)         Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of this Agreement fully executed (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

Signatures on the Following Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Parent:

Mutual Capital Holdings, Inc.

By:

Name:

Title:

Merger Sub:

Mutual Capital Merger Sub, Inc.

By:

Name:

Title:

The Shareholder:

By:

Name:

Signature Page to Voting Agreement

Exhibit A

NAME AND ADDRESS OF SHAREHOLDER	NUMBER OF SHARES

For notice pursuant to Section 5(l):

[Shareholder]

225 20th Street

Rock Island, Illinois 61201

With a copy to:

Stevens & Lee, P.C.

620 Freedom Business Center

Suite 200

King of Prussia, Pennsylvania 19406

Telephone No.: (610) 205-6000

Email Address: sunjeet.gill@stevenslee.com

Attention: Sunjeet S. Gill

Exhibit A-1